Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Methode Electronics, Inc. 2014 Omnibus Incentive Plan of Methode Electronics, Inc. of our reports dated June 26, 2014, with respect to the consolidated financial statements and schedule of Methode Electronics, Inc. and the effectiveness of internal control over financial reporting of Methode Electronics, Inc. included in its Annual Report (Form 10-K) for the year ended May 3, 2014, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Chicago, Illinois
December 11, 2014